                                                                    EXHIBIT 23.7

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in the Offering Circular/Prospectus constituting part of this Registration Statement on Form S-4 of U.S. Office Products Company of our report dated March 6, 1996, relating to the combined financial statements of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., and our report dated March 4, 1996, relating to the financial statements of Huxley Envelope Corporation, which reports appear in the Proxy Statement dated filed on April 30, 1998 of U.S. Office Products Company. We also consent to the reference to us under the heading "Experts."



HERTZ, HERSON & COMPANY, LLP
New York, New York
April 30, 1998